Capital Bank Announces New Board Member December 12, 2018 ROCKVILLE, Md., Dec. 12, 2018 (GLOBE NEWSWIRE) -- Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), holding company for Capital Bank, N.A. (the "Bank"), today announced the appointment of Scott Brannan to its Board of Directors. “We are pleased to welcome Scott Brannan to our Board of Directors, as he brings a wealth of finance and corporate experience to Capital Bank. His guidance and expertise will be instrumental as we continue to grow and serve small to mid-sized businesses in the Mid-Atlantic region,” says Edward Barry, Chief Executive Officer at Capital Bank N.A. Brannan is Managing Director of the Mitchell & Emily Rales Family Office. Prior to joining the family office, he served as Chief Financial Officer and, prior to that, as Chairman of the Audit Committee of the Board of Directors of Colfax Corporation, a publicly traded industrial manufacturing company operating in over 70 countries. At Colfax, Brannan oversaw the financing of the company’s growth, from less than $1 billion in annual revenue to over $4 billion. He also led financial reporting, treasury, taxation, risk management, investor relations and pensions. Brannan’s corporate experience also includes over a decade at Danaher Corporation, where he held various positions in finance, including Vice President-Administration & Controller and Chief Accounting Officer. In total, Brannan has participated in over 50 acquisitions, including the strategic analysis, diligence and integration phases. His experience also includes public accountancy, where he most recently served as partner in charge of professional standards for a large regional firm. Brannan’s career began at Arthur Andersen & Co., with client engagements principally in manufacturing, technology and life sciences, with significant international exposure. Brannan received both BA and Master’s degrees in Accountancy from Loyola University-Maryland, and has been an active CPA in Maryland since graduating from Loyola. About Capital Bancorp, Inc. Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly owned subsidiary, Capital Bank, N.A., is the eighth largest bank headquartered in Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C., Northern Virginia and Baltimore, Maryland markets. Capital Bancorp has assets of approximately $1.1 billion at September 30, 2018 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page. Forward-looking Statements This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release. FINANCIAL CONTACT: Alan Jackson (240) 283-0402 MEDIA CONTACT: Ed Barry (240) 283-1912 WEB SITE: www.capitalbankmd.com Source: Capital Bancorp, Inc. Source: Capital Bancorp, Inc.